Exhibit 10.5

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of June 29, 2026, is entered into by and among Trafalgar Asset Management, LLC, a Delaware limited liability company (“Purchaser”), Aitan Zacharin, individually and in his capacity as the holder of the Series B Preferred Stock of The Greater Cannabis Company, Inc. (the “Control Seller”), the holders of the Series A Preferred Stock identified on Exhibit C hereto (collectively, the “Series A Sellers”), The Greater Cannabis Company, Inc., a Florida corporation (“GCAN” or the “Company”), and John D. Thomas, P.C., as escrow agent (the “Escrow Agent”).

A. Purchaser, the Control Seller, and the Company are parties to that certain Stock Purchase Agreement dated as of even date herewith relating to the purchase by Purchaser of the Series B Preferred Stock of the Company (the “Control Share Purchase Agreement”), and Purchaser and the Series A Sellers are parties to that certain Series A Stock Purchase Agreement dated as of even date herewith relating to the purchase by Purchaser of the Series A Preferred Stock of the Company (the “Series A Share Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the applicable purchase agreement to which such term relates;

B. The transactions contemplated by the Control Share Purchase Agreement and the Series A Share Purchase Agreement will result in the transfer of voting control of the Company to Purchaser and the transition of management and control of the Company from the existing officers and directors to the officers and directors designated by Purchaser;

C. In connection with the transactions contemplated by the Control Share Purchase Agreement and the Series A Share Purchase Agreement, Purchaser, the Control Seller, the Series A Sellers, and the Company desire to deposit certain funds, securities, certificates, corporate records, governance documents, credentials, and other property with the Escrow Agent in order to facilitate the simultaneous consummation of such transactions;

D. Purchaser, the Control Seller, the Series A Sellers, and the Company desire that the Escrow Agent hold and release the Escrow Property in accordance with the terms and conditions set forth herein; and

E. The Escrow Agent has agreed to act solely in a ministerial capacity with respect to the receipt, safekeeping, and disbursement of the Escrow Property in accordance with the terms of this Agreement and shall have no duties except as expressly set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1. “Buyer Escrow Property” means all funds and other property deposited into escrow by Purchaser pursuant to this Agreement, including the Purchase Price.

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1.2. “Closing” means the consummation of the transactions contemplated by the Control Share Purchase Agreement, the Series A Share Purchase Agreement, and this Agreement, including the release of the Escrow Property by the Escrow Agent in accordance with Section 3 hereof.

1.3. “Closing Date” means the date upon which the Closing occurs.

1.4. “Company Escrow Property” means all property, documents, certificates, records, credentials, and other items deposited into escrow by GCAN pursuant to this Agreement, including all corporate governance documents, officer and director resignations, board and shareholder consents, books and records, officer certificates, capitalization certificates, Transfer Agent Reports, credentials, and other deliverables required under the Control Share Purchase Agreement.

1.5. “Control Seller” means Aitan Zacharin.

1.6. “Control Share Purchase Agreement” means that certain Stock Purchase Agreement dated as of June 29, 2026, by and among Purchaser, the Company, and the Control Seller relating to the purchase of the Series B Preferred Stock of the Company.

1.7. “Escrow Property” means, collectively, the Buyer Escrow Property, the Seller Escrow Property, and the Company Escrow Property.

1.8. “Purchase Price” means ________________________ (US$___________), payable by Purchaser pursuant to the Control Share Purchase Agreement, the Series A Share Purchase Agreement, and this Agreement, and allocated in accordance with Exhibit C hereto.

1.9. “Purchased Shares” means the Series B Preferred Stock being acquired by Purchaser pursuant to the Control Share Purchase Agreement.

1.10. “Seller Escrow Property” means all property, documents, certificates, instruments, stock powers, medallion signature guarantees, and other items deposited into escrow by the Control Seller and the Series A Sellers pursuant to this Agreement, including the Purchased Shares, the Series A Shares being transferred pursuant to the Series A Share Purchase Agreement, and all documents necessary to transfer good and marketable title thereto to Purchaser.

1.11. “Series A Share Purchase Agreement” means that certain Stock Purchase Agreement dated as of June 29, 2026, by and among Purchaser and the Series A Sellers relating to the purchase of the Series A Preferred Stock of the Company.

1.12. “Transfer Agent Report” means a report of the Company’s transfer agent dated not more than five (5) Business Days prior to the Closing Date setting forth all authorized, issued, outstanding, restricted, unrestricted, reserved, convertible, exercisable, and otherwise issuable securities of the Company.

1.13. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the applicable purchase agreement to which such term relates. In the event of any inconsistency between this Agreement and either the Control Share Purchase Agreement or the Series A Share Purchase Agreement, the applicable purchase agreement shall control except with respect to the duties, obligations, rights, protections, and immunities of the Escrow Agent, which shall be governed exclusively by this Agreement.

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2. Delivery Into Escrow.

2.1. By Purchaser. At or prior to the Closing, Purchaser shall execute and deposit with the Escrow Agent the following (collectively, the “Buyer Escrow Property”):

(i) counterparts of the Control Share Purchase Agreement, the Series A Share Purchase Agreement, and all ancillary agreements required to be executed by Purchaser; and

(ii) the Purchase Price in the amount of ____________________________ (US$___________), by wire transfer of immediately available funds.

2.2. By the Control Seller and the Series A Sellers. At or prior to the Closing, the Control Seller and the Series A Sellers shall execute and deposit with the Escrow Agent the following (collectively, the “Seller Escrow Property”):

(i) counterparts of the Control Share Purchase Agreement, the Series A Share Purchase Agreement, the Debt Cancellation and Release Agreements, and all ancillary agreements executed by the Control Seller or the applicable Series A Seller, as applicable;

(ii) certificates representing the Purchased Shares and the Series A Shares being acquired pursuant to the Series A Share Purchase Agreement, or evidence of book-entry ownership thereof, together with duly executed stock powers and assignment documents sufficient to transfer good and marketable title thereto to Purchaser;

(iii) a certificate from the Company’s transfer agent confirming that the stock powers, assignment documents, and any accompanying medallion signature guarantees deposited into escrow are sufficient to effect the transfer of the Purchased Shares and the Series A Shares to Purchaser upon presentation thereof, and that no additional corporate approvals, consents, or documentation are required by the transfer agent to process such transfers;

(iv) medallion signature guarantees with respect to the Purchased Shares and the Series A Shares to the extent required by applicable law, the Company’s transfer agent, or the applicable purchase agreement;

(v) such certificates, affidavits, IRS forms, and other documents as may be reasonably required to consummate the transfers contemplated by the Control Share Purchase Agreement and the Series A Share Purchase Agreement; and

(vi) such additional documents and instruments as may be required under the Control Share Purchase Agreement or the Series A Share Purchase Agreement.

2.3. By the Company. At or prior to the Closing, the Company and the Control Seller shall execute and deposit with the Escrow Agent the following (collectively, the “Company Escrow Property”):

(i) counterparts of the Control Share Purchase Agreement and all ancillary agreements required to be executed by the Company;

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(ii) executed resignations of all officers and directors designated by Purchaser, effective immediately upon Closing;

(iii) a unanimous written consent of the Board of Directors and, to the extent necessary, the shareholders of the Company, in form and substance reasonably satisfactory to Purchaser:

(a)	accepting the resignations of the officers and directors designated by Purchaser;

(b)	appointing Porfirio Sanchez Talavera as Chief Executive Officer and sole director of the Company effective immediately upon Closing;

(c)	ratifying and approving the Control Share Purchase Agreement and the transactions contemplated thereby;

(d)	authorizing the transition of control contemplated by the Control Share Purchase Agreement; and

(e)	providing that all such actions shall become effective immediately upon Closing;

(iv) the officer’s certificate, capitalization certificate, Transfer Agent Report, and such other certificates required under the Control Share Purchase Agreement;

(v) true, correct, and complete copies of the minute books, stock ledger, stock certificate books, corporate seals, and all other books and records of the Company and its Subsidiaries;

(vi) all EDGAR access codes, OTCIQ credentials, transfer agent portal credentials, corporate email account credentials, domain registrar credentials, website administrator credentials, cloud storage credentials, and all related usernames, passwords, recovery email addresses, multi-factor authentication credentials, authentication devices, security questions, and administrator privileges used in connection with the operation, reporting, management, or administration of the Company and its Subsidiaries;

(vii) all records, files, agreements, correspondence, and materials relating to the business and affairs of the Company and its Subsidiaries;

(viii) all documents and items required to be delivered by the Company or the Control Seller pursuant to the Control Share Purchase Agreement; and

(ix) such additional agreements, certificates, instruments, and documents as Purchaser may reasonably request in order to effectuate the transactions contemplated by the Control Share Purchase Agreement.

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3. Release of Escrow Property.

3.1. Conditions to Release. Escrow Agent shall continue to hold the Escrow Property until the Escrow Agent has received:

(i) fully executed counterparts of the Control Share Purchase Agreement, the Series A Share Purchase Agreement, the Debt Cancellation and Release Agreements, and all ancillary agreements required to be delivered pursuant thereto;

(ii) the Purchase Price;

(iii) certificates representing the Purchased Shares and the Series A Shares being acquired pursuant to the Series A Share Purchase Agreement, or evidence of book-entry ownership thereof, together with duly executed stock powers and assignment documents sufficient to transfer good and marketable title thereto to Purchaser;

(iv) a certificate from the Company’s transfer agent confirming that, upon presentation of the Purchased Shares, the Series A Shares, the related stock powers, assignment documents, and any required medallion signature guarantees, the transfer of such shares to Purchaser will be effected without the need for any additional approvals, consents, or documentation;

(v) all officer and director resignations required pursuant to the Control Share Purchase Agreement;

(vi) the board and shareholder consents contemplated by Section 2.3(c);

(vii) the officer’s certificate, capitalization certificate, and Transfer Agent Report required under the Control Share Purchase Agreement;

(viii) all EDGAR access codes, OTCIQ credentials, transfer agent credentials, passwords, administrator privileges, and other credentials required pursuant to Section 2.3(f);

(ix) all books and records required pursuant to Section 2.3(e) and Section 2.3(g);

(x) all other documents and items required to be delivered pursuant to the Control Share Purchase Agreement and the Series A Share Purchase Agreement; and

(xi) written authorization from Purchaser and the Control Seller confirming that all conditions to Closing under the Control Share Purchase Agreement and the Series A Share Purchase Agreement have been satisfied or waived and directing Escrow Agent to consummate the Closing.

3.2. Release to Purchaser. Upon satisfaction of the conditions set forth in Section 3.1, Escrow Agent shall release to Purchaser:

(i) the Purchased Shares and the Series A Shares being acquired pursuant to the Series A Share Purchase Agreement;

(ii) all stock powers, assignment documents, and transfer documents;

(iii) the board and shareholder consents;

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(iv) all officer and director resignations;

(v) all books, records, minute books, stock ledgers, and corporate records;

(vi) the officer’s certificate, capitalization certificate, and Transfer Agent Report;

(vii) all credentials, passwords, recovery email addresses, authentication devices, administrator privileges, and related information deposited pursuant to Section 2.3(f); and

(viii) all other Company Escrow Property and Seller Escrow Property.

3.3. Release to Sellers. Upon satisfaction of the conditions set forth in Section 3.1, Escrow Agent shall disburse the Purchase Price in accordance with the Allocation of Purchase Price and Payment Instructions attached as Exhibit C. The Parties acknowledge and agree that Exhibit C sets forth the complete allocation and disbursement instructions for all funds to be distributed by Escrow Agent in connection with the transactions contemplated by the Control Share Purchase Agreement and the Series A Share Purchase Agreement. Escrow Agent shall have no duty to verify the correctness of such allocations and may conclusively rely upon Exhibit C and any written amendments thereto executed by Purchaser and the Control Seller.

3.4. Simultaneous Closing. The Parties acknowledge and agree that the Closing contemplated hereby is intended to constitute a simultaneous exchange of the Purchase Price, the Purchased Shares, the Series A Shares being acquired pursuant to the Series A Share Purchase Agreement, and the transfer of control of the Company. Escrow Agent shall not release any portion of the Escrow Property unless all conditions to Closing under both the Control Share Purchase Agreement and the Series A Share Purchase Agreement have been satisfied or waived in writing by Purchaser and the Control Seller.

3.5. Reliance. Escrow Agent shall be entitled to rely conclusively upon any written instruction, certificate, notice, authorization, consent, affidavit, instrument, or other document delivered pursuant to this Agreement and shall have no duty to independently investigate or verify the accuracy, completeness, authenticity, authority, or sufficiency thereof.

4. Failure to Close; Termination of Escrow.

4.1. Failure to Close. If the Closing has not occurred on or before July 31, 2026 (the “Termination Date”), or if Purchaser and the Control Seller jointly instruct Escrow Agent in writing that the transactions contemplated by the Control Share Purchase Agreement and the Series A Share Purchase Agreement have been terminated, Escrow Agent shall continue to hold the Escrow Property until receipt of joint written instructions from Purchaser and the Control Seller directing the disposition thereof.

4.2. Return of Escrow Property. Upon receipt of joint written instructions from Purchaser and the Control Seller, Escrow Agent shall promptly return:

(i) the Buyer Escrow Property to Purchaser;

(ii) the Seller Escrow Property to the respective Sellers; and

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(iii) the Company Escrow Property to the Company.

4.3. No Duty to Determine Rights. Escrow Agent shall have no duty or responsibility to determine whether the transactions contemplated by the Control Share Purchase Agreement or the Series A Share Purchase Agreement have been consummated, terminated, or abandoned, nor shall Escrow Agent have any obligation to determine the rights of any party to the Escrow Property. Escrow Agent shall be entitled to rely conclusively upon any joint written instructions executed by Purchaser and the Control Seller.

4.4. Disputed Instructions. In the event Escrow Agent receives conflicting instructions or becomes aware of any dispute concerning the disposition of any Escrow Property, Escrow Agent may continue to hold the Escrow Property until:

(i) receipt of a written agreement executed by Purchaser and the Control Seller directing disposition thereof; or

(ii) receipt of a final, non-appealable order of a court of competent jurisdiction.

4.5. No Liability for Retention of Escrow Property. Escrow Agent shall not incur any liability to any party by reason of retaining possession of the Escrow Property pending resolution of any dispute concerning the disposition thereof.

4.6. Interpleader. In the event of any dispute relating to the Escrow Property or the interpretation of this Agreement, Escrow Agent may, in its sole discretion, commence an interpleader action or deposit the Escrow Property with a court of competent jurisdiction and, upon such deposit, Escrow Agent shall be relieved of all further duties and obligations hereunder.

4.7. Reimbursement and Indemnification. All costs, expenses, attorneys’ fees, and liabilities incurred by Escrow Agent in connection with any dispute, interpleader action, court proceeding, or the enforcement of this Agreement shall be paid by the parties asserting claims to the Escrow Property and, to the fullest extent permitted by law, Purchaser, the Company, and the Control Seller shall jointly and severally indemnify and hold harmless Escrow Agent from and against any and all losses, claims, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and expenses arising out of or relating to Escrow Agent’s performance of its duties hereunder, except in the case of Escrow Agent’s gross negligence or willful misconduct.

5. Duties, Rights, and Protections of Escrow Agent.

5.1. Ministerial Capacity. Escrow Agent is acting solely as a stakeholder and in a ministerial capacity pursuant to the terms of this Agreement. Escrow Agent shall not have any duties or responsibilities except those expressly set forth herein and shall not be deemed to owe any fiduciary duty to any party hereto.

5.2. Reliance. Escrow Agent shall be entitled to rely conclusively upon any written notice, instruction, certificate, consent, instrument, affidavit, order, judgment, or other document believed by Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or persons, and Escrow Agent shall not be liable for acting in accordance therewith.

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5.3. No Duty to Investigate. Escrow Agent shall have no duty to investigate, verify, or determine the accuracy, sufficiency, validity, genuineness, or effectiveness of any document, instrument, signature, authority, representation, warranty, statement, or instruction delivered to Escrow Agent, nor shall Escrow Agent have any obligation to determine whether any condition to Closing has been satisfied.

5.4. No Liability. Escrow Agent shall not be liable to any party for any action taken or omitted to be taken in good faith in connection with this Agreement, except to the extent finally determined by a court of competent jurisdiction in a non-appealable judgment to have resulted from Escrow Agent’s gross negligence or willful misconduct.

5.5. Counsel. Escrow Agent may consult with legal counsel of its own choosing and shall incur no liability for any action taken or omitted to be taken in good faith in reliance upon the advice of such counsel.

5.6. Conflicting Instructions. In the event Escrow Agent receives conflicting instructions or becomes aware of a dispute concerning the Escrow Property, Escrow Agent may suspend all performance and continue to hold the Escrow Property until such dispute is resolved pursuant to Section 4 hereof.

5.7. Resignation. Escrow Agent may resign at any time upon ten (10) days’ written notice to Purchaser, the Company, and the Control Seller. In such event, the parties shall appoint a successor escrow agent. If a successor escrow agent has not been appointed within such ten (10) day period, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or deposit the Escrow Property with such court, whereupon Escrow Agent shall be discharged from all further duties and obligations hereunder.

5.8. Compensation and Expenses. Escrow Agent shall be entitled to reimbursement for all reasonable costs, expenses, and attorneys’ fees incurred in connection with the administration of this Agreement, any dispute relating hereto, any interpleader proceeding, or the enforcement of Escrow Agent’s rights hereunder.

5.9. Indemnification. Purchaser, the Company, and the Control Seller shall jointly and severally indemnify, defend, and hold harmless Escrow Agent and its shareholders, directors, officers, employees, agents, successors, and assigns from and against any and all claims, demands, liabilities, losses, damages, costs, expenses, and attorneys’ fees arising out of or relating to Escrow Agent’s performance of its duties under this Agreement, except to the extent resulting from Escrow Agent’s gross negligence or willful misconduct, whether or not such claims are asserted by any party hereto or any third party.

5.10. Interpleader. Escrow Agent may, at any time and in its sole discretion, commence an interpleader action or deposit any or all of the Escrow Property with a court of competent jurisdiction, and upon such deposit shall be relieved of all further duties and obligations under this Agreement.

5.11. Successor Escrow Agent. Any successor escrow agent appointed pursuant to this Agreement shall succeed to all of the rights, protections, immunities, and limitations of liability afforded to Escrow Agent under this Agreement.

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5.12. Acknowledgment and Waiver of Conflict. Each Series A Seller, the Company, and the Control Seller acknowledge that Escrow Agent and its affiliates, including John D. Thomas, P.C., have acted and may continue to act as legal counsel to Purchaser in connection with the transactions contemplated by the Control Share Purchase Agreement, the Series A Share Purchase Agreement, and related documents. Each Series A Seller, the Company, and the Control Seller acknowledge that Escrow Agent is acting solely in a ministerial capacity pursuant to this Agreement and not as legal counsel to any Seller or the Company. Each Series A Seller, the Company, and the Control Seller hereby knowingly and voluntarily waive any actual or potential conflict of interest arising from such representation and consent to Escrow Agent’s continued representation of Purchaser and continued service as Escrow Agent. Each Series A Seller, the Company, and the Control Seller further acknowledge that they have been advised to seek independent legal counsel with respect to this Agreement and the transactions contemplated hereby and that they either have done so or have knowingly elected not to do so.

6. Miscellaneous.

6.1. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given:

(i) when delivered personally to the recipient;

(ii) one (1) Business Day after being sent by reputable overnight courier service, charges prepaid;

(iii) one (1) Business Day after being transmitted by electronic mail; or

(iv) three (3) Business Days after being deposited in the United States mail, certified or registered, return receipt requested, postage prepaid,

in each case addressed to the parties at their respective addresses set forth below or at such other address as any party may designate by notice given in accordance with this Section.

If to Purchaser:

Attn: Porfirio Sanchez Talavera

Email: ______________

If to the Company or the Control Seller:

Attn: Aitan Zacharin

Email: ______________________

If to the Sellers:

Attn: Aitan Zacharin

Email: ______________________

If to Escrow Agent:

John D. Thomas, P.C.

11616 South State Street, Suite 1504

Draper, Utah 84020

Attn: John D. Thomas

Email: _______________

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Any party may change its address for notices by giving notice in accordance with this Section.

6.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Utah.

6.3. Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of Utah located in Salt Lake County, Utah, and the United States District Court for the District of Utah, Central Division, for the purpose of any action, suit, proceeding, or litigation arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereby waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action, suit, proceeding, or litigation in such courts and any claim that any such action, suit, proceeding, or litigation has been brought in an inconvenient forum.

6.4. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION WITH THIS AGREEMENT AND THAT THIS WAIVER IS KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY MADE.

6.5. Attorneys’ Fees. In the event any action, suit, arbitration, proceeding, claim, or dispute is commenced arising out of or relating to this Agreement, the transactions contemplated hereby, or the enforcement of any provision hereof, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees, expert witness fees, costs, expenses, and disbursements incurred in connection therewith, whether incurred before trial, at trial, on appeal, in bankruptcy proceedings, or otherwise, in addition to any other relief to which such party may be entitled.

6.6. Entire Agreement. This Agreement, together with the Control Share Purchase Agreement, the Series A Share Purchase Agreement, and the documents referred to herein and therein, constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings, and agreements, whether oral or written, relating thereto.

6.7. Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by Purchaser, the Company, the Control Seller, and Escrow Agent.

6.8. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic mail, portable document format (PDF), DocuSign, or other electronic means shall be deemed original signatures for all purposes.

6.9. Severability. If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall not be affected thereby.

6.10. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with its specific terms. Accordingly, each party shall be entitled to specific performance, injunctive relief, and other equitable remedies to enforce the terms of this Agreement, in addition to any other remedies available at law or in equity.

6.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign this Agreement without the prior written consent of Purchaser and the Control Seller, except that Purchaser may assign its rights hereunder to an Affiliate, provided that Purchaser shall remain liable for the performance of its obligations hereunder.

[End of Escrow Agreement]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“PURCHASER”	“COMPANY”
TRAFALGAR ASSET MANAGEMENT, LLC	THE GREATER CANNABIS COMPANY, INC.

Porfirio Sanchez Talavera, Chief Executive Officer	Aitan Zacharin, Chief Executive Officer

“ESCROW AGENT”	“CONTROL SELLER”
JOHN D. THOMAS, P.C.	AITAN ZACHARIN

John D. Thomas, President	Aitan Zacharin, individually

“SELLERS”

By:
Aitan Zacharin, individually

By:
Elisha Kalfa, Director of 02490585 Ontario Inc.

By:
Yonah Kalfa, individually

By:
Elana Zacharin, Manager of Rakefet LLC

By:
Fernando Bisker, individually

By:
David Sencianes, Manager of Sigalush Ventures LLC

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EXHIBIT A

Escrow Property Checklist

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EXHIBIT B

Wire Instructions

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EXHIBIT C

Allocation of Funds and Payment Instructions

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EXHIBIT D

Board and Shareholder Consent

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EXHIBIT E

Officer and Director Resignations

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EXHIBIT F

Credential and Access Certificate

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EXHIBIT G

Books and Records Receipt

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